PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA (NON-GAAP)
(in thousands)
(unaudited)

	Quarter ended June 30,		Year ended June 30,
	2004	2005	2004	2005
Net income (loss)	$5,854	$(13,998)	$16,528	$(3,186)

Add:
Interest expense	2,438	5,973	9,192	40,238
Income tax expense (benefit)	3,688	(8,960)	11,276	8,469
Depreciation and amortization	5,115	10,086	19,457	38,286
Loss from discontinued operations, net of taxes	(54)	—	330	—

EBITDA from continuing operations	17,041	(6,899)	56,783	83,807

Add:
Discontinued deferred compensation expense (a)		18,688		23,456
Integration expenses (b)		3,407		4,719
Option buyback expense (c)		—		4,217
Termination of management agreement (d)		4,000		4,000
Restricted stock expense (e)		73		2,432
Discontinued management fees (d)	250	375	1,000	1,500
Discontinued performance bonus plan (f)		—		1,116

Adjusted EBITDA	$17,291	$19,644	$57,783	$125,247

a	Deferred compensation represents amounts accrued for deferred compensation we agreed to pay certain Red Simpson supervisors and managers in connection with the Red Simpson acquisition. We amended the agreements regarding these deferred compensation payments. We recorded expense of $18.7 million and $23.5 million for the fourth quarter and year ended June 30, 2005, respectively. Included in the fourth quarter totals is a one-time compensation expense charge of approximately $18.0 million related to the amendment. Also, as a result of the amendment we will not have any deferred compensation charges in future periods.

b	Integration expenses represent one-time amounts incurred to integrate the operations and equipment of Red Simpson, which was completed in June 2005.

c	Option buyback expense refers to a $4.2 million charge arising from the repurchase of common stock options as part of our 2004 recapitalization.

d	Reflects the management fees paid to an affiliate of Lindsay Goldberg & Bessemer under our management advisory services agreement. In connection with our initial public offering, we agreed to terminate the management advisory services agreement for aggregate consideration of $4.0 million.

e	In connection with the acquisition of Red Simpson, we agreed to permit two members of Red Simpson’s management to convert an aggregate of approximately $3.3 million of unvested deferred compensation into shares of restricted common stock valued at approximately $2.0 million. In connection with this transaction, we recognized compensation expense of approximately $1.3 million equal to the excess of the accelerated deferred compensation amount over the fair value of the stock acquired by those persons. We accelerated an amount of deferred compensation in excess of the value of the restricted stock purchased by such individuals to pay the individuals’ income taxes arising from such transaction. The restricted stock expense adjustment consists of this $1.3 million of compensation expense, a $0.8 million charge arising from the repurchase of a portion of this restricted stock as a part of our 2004 recapitalization and a $0.3 million non-cash compensation expense resulting from the vesting of a portion of the remaining restricted stock.

f	Discontinued performance bonus reflects bonuses that were paid to certain members of Red Simpson’s management and were discontinued in connection with the Red Simpson acquisition.
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